Exhibit 2.8


                             LOAN PURCHASE AGREEMENT

                                   dated as of

                                February 5, 2007

                                     between

                       THE FIRST NATIONAL BANK OF IPSWICH

                                       and

                  SOUTHERN NEW HAMPSHIRE BANK AND TRUST COMPANY

                             LOAN PURCHASE AGREEMENT

      LOAN PURCHASE AGREEMENT, dated as of February 5, 2007, between THE FIRST NATIONAL BANK OF IPSWICH, national banking association, having an address of 31 Market Street, Ipswich, Massachusetts 01938-0031 ("Seller"), and SOUTHERN NEW HAMPSHIRE BANK AND TRUST COMPANY, a New Hampshire trust company, having an address of 31 Pelham Road, Salem, New Hampshire 03079 ("Purchaser").

                                    RECITALS

      A. Seller. Seller is a national banking association and is a member of the Deposit Insurance Fund (the "DIF") of the Federal Deposit Insurance Corporation (the "FDIC") with its principal executive offices located in Ipswich, Massachusetts.

      B. Purchaser. Purchaser is a trust company organized under the laws of the State of New Hampshire and is a member of the DIF of the FDIC with its principal executive offices located in Salem, New Hampshire.

      C. Corporate Approvals. Each of the parties to this Agreement has obtained all necessary corporate approvals for the execution and delivery of this Agreement.

      NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE 1

                               CERTAIN DEFINITIONS

      1.1 Certain Definitions. As used in this Agreement, the terms below shall have the meanings set forth.

      "Affiliate" of a person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

      "Agreement" means this Loan Purchase Agreement, including all exhibits and addenda as modified, amended or extended from time to time.

      "Bank Commissioner" means the New Hampshire Bank Commissioner.

      "Business Day" means a day on which Seller is open for business in New Hampshire and which is not a Saturday or Sunday. Unless the term Business Day is used, the term "day" shall refer to a calendar day.

      "Closing" shall have the meaning set forth in Section 10.1.

      "Encumbrance" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

      "Hazardous Substances" means, without limitation: (a) those substances included within the definitions of any one or more of the terms "hazardous substances", "hazardous materials", "toxic substances", and "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 2601 et seq., and the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq., and in the regulations promulgated pursuant to said laws; (b) those substances listed in the U.S. Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR 302 and amendments thereto); (c) such other substances, materials and wastes as are or become regulated under applicable local, state or federal laws, or as are classified as hazardous or toxic under federal, state or local laws or regulations; and (d) any materials, wastes or substances that are (i) petroleum,
(ii) asbestos, (iii) polychlorinated biphenyls, (iv) within the definition of "hazardous substance" set forth in Section 311 of the Clean Water Act, 13 U.S.C. 1321 et seq. (33 U.S.C. 1321) or designated as "toxic pollutants" subject to Chapter 26 of the Clean Water Act pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317); (v) flammable explosives; or (vi) radioactive materials.

      "Loan Documents" means all documents executed or delivered in connection with any Loan, including, without limitation, notes, mortgages, deeds of trust, security agreements, loan agreements, including building and loan agreements, guarantees, sureties and insurance policies and all modifications, waivers and consents relating to any of the foregoing.

      "Loan" means any loan set forth on Exhibit A and shall include (i) any and all advances or extensions of credit made in connection with such loans in the ordinary course of Seller's business between the date hereof and the Closing, and modifications to such existing loans, entered into after the date hereof in the ordinary course of Seller's business, and (ii) any and all other loans made after the date hereof and before the Closing consented to by Purchaser. "Loan" shall exclude all extensions of credit made under overdraft protection facilities, but shall include all line of credit facilities of Seller. Exhibit A shall be updated as of the Closing. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to exclude from the transaction any Subject Loan, which excluded loan shall not be transferred to Purchaser pursuant to Section 2.1. A "Subject Loan" shall mean any loan listed on Exhibit A which is classified or classifiable as of the Closing as "loss," "doubtful," "substandard," "special mention" or any similar classification in accordance with the Purchaser's loan review policies and procedures or any applicable rules, regulations, policies or procedures of the FDIC or the Bank Commissioner.

      "Losses" means any loss, fee, cost, expense, damage, liability or obligations which a party may receive, suffer, or incur, including reasonable attorney's fees, but excludes any punitive or consequential damages.

      "Material Adverse Effect" means, with respect to Seller, a material adverse effect on the Loans, taken as a whole or, with respect to either Seller or Purchaser, a material adverse effect on the party's ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

      "Purchase Premium" means the amount specified as such in Section 2.2.

      "Purchaser's knowledge" or other similar phrases shall mean information which is known to any executive officer (meaning any officer holding an office of senior vice president or above) of Purchaser.

      "Records" means all records and original documents in Seller's possession which pertain to and are utilized by Seller to administer, reflect, monitor, evidence or record information respecting the Loans.

      "Seller's knowledge" or other similar phrases shall mean information which is known to any branch manager or to any executive officer (meaning any officer holding an office of senior vice president or above) of Seller.

                                    ARTICLE 2

                            LOAN PURCHASE TRANSACTION

      2.1 Transfer and Consideration. Subject to the terms and conditions set forth in this Agreement and except as may otherwise be indicated in any of the exhibits hereto, at the Closing, Purchaser shall purchase the Loans for an amount equal to the sum of the unpaid principal amount of the Loans transferred at the Closing, the amount of accrued interest on all such Loans and the Purchase Premium; and at the Closing Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances, all of Seller's right, title and interest in and to such Loans and deliver all of the Records to Purchaser. In addition, Seller shall transfer to Purchaser all funds held in escrow for payment of real property taxes due with respect to real property securing the Loans. Furthermore, Purchaser shall reimburse Seller for any amounts that have been advanced by Seller on behalf of its borrowers for payment of real property taxes due with respect to the real property securing the Loans, which amounts are being recovered by adjustments to the escrow payments to be made by the borrowers. Said amounts shall be listed on Exhibit A.

      2.2 Purchase Premium. The Purchase Premium payable by Purchaser to Seller shall be an amount equal to 2.5% of the unpaid principal balance of the Loans as of the Closing.

                                    ARTICLE 3

                        LIMITATION OF LIABILITIES ASSUMED

      3.1 Limitation of Liabilities Assumed. Notwithstanding anything in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, neither Purchaser nor any of its Affiliates shall assume pursuant hereto any liabilities, obligations or duties of Seller or any of its Affiliates of any kind or nature, whether or not accrued or fixed, absolute or contingent, determined or determinable (including, without limitation, any penalties, fines or compensatory or punitive damages of any kind whatsoever), existing at the time of or arising out of or relating to acts, events or omissions to act that occurred at or prior to the Closing. The Purchaser hereby expressly agrees to assume all obligations of Seller under the Loan Documents, arising on or after the Closing, including without limitation, (i) obligations to make future advances and extensions of credit in accordance with the terms of the Loan Documents, and (ii) obligations to make new loans and extensions of credit pursuant to commitments made by Seller prior to the Closing and to which the Purchaser consented prior to Closing.

                                    ARTICLE 4

                              TRANSITIONAL MATTERS

      4.1 Transitional Arrangements. Seller and Purchaser agree to proceed as follows to effect the conversion of data processing responsibility for the
Loans:

      (a) Promptly after the execution of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon, to the extent not otherwise provided for in this Agreement, mutually acceptable transaction settlement procedures and specifications, files, including without limitation conversion sample files, procedures and schedules, for the transfer of the data processing responsibility with regard to the Loans.

      (b) Upon request by Purchaser, Seller will make available from time to time a reasonable number of technical personnel for consultation with Purchaser concerning the matters referred to in the foregoing provisions of this Section 4.1, provided, however, that any such post-closing consultation shall be subject to Seller's consent, not to be unreasonably withheld.

      4.2 Maintenance of Records. Through the Closing, Seller will maintain the Records relating to the Loans in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. Purchaser may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Closing, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising before or after the Closing and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former customer.

      4.3 Data Processing Conversion. The conversion of the data processing with respect to the Loans to be transferred hereunder will be completed on the Closing. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of all data processing information.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants as follows:

      5.1 Corporate Organization and Authority. Seller is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has the requisite power and authority to conduct the business with respect to the Loans. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other documents executed in connection herewith are valid and binding agreements of Seller enforceable in accordance with their respective terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      5.2 No Conflict; Licenses and Permits; Compliance with Laws and
Regulations.

      The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or by-laws, (ii) violate any law, rule or regulation, or (iii) violate or constitute a breach of or default under any judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or under any agreement or instrument of Seller, or to which Seller is subject or is a party or by which Seller is otherwise bound, or to which any of the Loans are subject, which violation, breach, contravention or default referred to in this clause (iii) would have a Material Adverse Effect on Seller, individually or in the aggregate. Seller has all material licenses, franchises, permits certificates of public convenience, orders and other authorizations of all federal state and local governments and governmental authorities necessary for the lawful conduct of its business as it is now conducted and all such license franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller's knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

      5.3 Approvals and Consents. No notices to, consents, approvals, permits or authorizations from, or any other filings or registrations with, any governmental agency or authority, are required to be made or obtained by Seller, nor are any notices to, consents, approvals, permits or authorizations from, or any other filings or registrations with, any nongovernmental third party required to be made or obtained by Seller; in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

      5.4 Title to Loans. Seller has sole, good and marketable title to the Loans free and clear of all Encumbrances, except for such participations as are documented in the related Loan Documents or other Records.

      5.5 Litigation and Liabilities. There are no actions, suits or proceedings pending or, to Seller's knowledge, threatened against Seller or any of its subsidiaries, violations of law or regulation, or obligations or liabilities, whether or not accrued, contingent or otherwise, or any facts or circumstances of which Seller is awarethat could result in any claims against or obligations or liabilities of Seller or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Seller.

      5.6 Regulatory Matters. There are no pending, or, to Seller's knowledge, threatened, disputes or controversies between Seller and any federal, state or local governmental agency or authority that, individually or in the aggregate, directly involve or reasonably could be expected to have a Material Adverse Effect on Seller's ability to perform its obligations under this Agreement.

      5.7 Brokers' Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fee in connection with the transactions contemplated by this Agreement, except for its obligations to Northeast Capital and Advisory, Inc. pursuant to the agreement with Seller dated October 18, 2006.

      5.8 Loans.

      (a) Seller represents and warrants that all of the Loans are presently serviced by Seller and, prior to the Closing, will continue to be serviced by Seller, and that there are no obligations, agreements or understandings whatsoever that could result in any Loan becoming subject to any such third party servicing, and Seller will not undertake any such obligation or enter into any such agreement or understanding.

      (b) Seller further represents and warrants with respect to each Loan as follows:

            (1)   With respect to each Loan:

            (i) Such Loan was solicited, originated and currently exists in material compliance with all applicable requirements of federal, state, and local laws and regulations promulgated thereunder;

            (ii) Each note evidencing the Loan constitutes a valid, legal and binding obligation of the obligor thereunder enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, and any related security instrument with respect to primary collateral of the obligor constitutes a valid, legal and binding obligation of the obligor thereunder enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity;

            (iii) To Seller's knowledge, the terms of the Loan Documents for each Loan are consistent in all material respects with the terms of Seller's internal loan approval process and underwriting policies and procedures and there has been no material modification to or waiver of such terms except as evidenced in documents executed by the parties and included in the Loan Documents;

            (iv) To Seller's knowledge, no written claim or defense as to the enforcement of any Loan has been asserted against Seller for which there is a reasonable possibility of adverse determination; and

            (v) There is no payment of principal or of interest on the Loan which is more than 45 days past due.

            (2) With respect to each Loan that is a commercial real estate loan (except as indicated on Exhibit A), Seller is not aware of the existence of any Hazardous Substances on or under or within the commercial property securing such Loan.

            (3) A title insurance policy is in effect for each Loan secured by a first mortgage on real property where such real property is intended to be the primary collateral for such Loan, and Seller is the sole owner of each such Loan, except for such participations as are documented in the related Loan Documents or other Records.

      5.9 Regulatory Approvals. Neither Seller nor any of its Affiliates has received any indication from any federal, state or other governmental agency that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

      5.10 Agreements with Regulatory Authorities. Seller is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits which order, decree, agreement, memorandum of understanding, commitment letter or submission (i) could reasonably be expected to prevent or impair the ability of Seller to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

      5.11 Disclosure. Neither this Agreement nor any exhibit, certificate or other document furnished or to be furnished by Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or, intentionally omits or will omit a material fact necessary in order to make the statements contained therein not misleading in any material respect.

      5.12 Limitation of Warranties. Except as may be expressly represented or warranted by Seller in this Agreement, or in any document delivered pursuant hereto, Seller makes no representations or warranties whatsoever with regard to the transactions provided for in this Agreement.

                                    ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants as follows:

      6.1 Corporate Organization and Authority. Purchaser is a trust company duly organized under the laws of the State of New Hampshire. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to own the Loans. This Agreement and the other documents executed in connection herewith are valid and binding agreements of Purchaser enforceable in accordance with their respective terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      6.2 No Conflict; Licenses and Permits; Compliance with Laws and Regulations. The execution, delivery and performance of this Agreement by Purchaser does not, and will not (i) violate any provision of its charter or by-laws, (ii) violate any law, rule or regulation, or (iii) violate or constitute a breach of or default under any order, judgment, decree or filing of any government, governmental authority or court to which Purchaser is subject or under any agreement or instrument of Purchaser, or to which Purchaser is otherwise bound, which violation, breach, or default referred to in this clause
(iii) would have Material Adverse Effect on Purchaser, individually or in the aggregate.

      6.3 Approvals and Consents. No notices to, consents, approvals, permits or authorization from, or any other filings or registrations with, any governmental agency or authority are required to be made or obtained by Purchaser, nor are any notices to, consents, approvals, permits or authorizations from, or any other filings or registrations with, any nongovernmental third party required to be made or obtained by Purchaser, in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby.

      6.4 Regulatory Matters. Neither Purchaser nor any of its Affiliates has received any indication from any federal, state or other governmental agency that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

      6.5 Brokers' Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

      6.6 Litigation and Liabilities. There are no actions, suits or proceedings pending or, to Purchaser's knowledge, threatened against Purchaser, violations of law or regulation, or obligations or liabilities, whether or not accrued, contingent or otherwise, or any facts or circumstances of which Purchaser is aware, including, without limitation, those relating to environmental and occupational safety and health matters, that could result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser.

      6.7 Agreements with Regulatory Authorities. Purchaser is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits nor has Purchaser been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which order, decree, agreement, memorandum of understanding, commitment letter or submission (i) could reasonably be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

      6.8 Disclosure. All material facts relating to the financial condition of Purchaser and its ability to consummate the transaction provided for herein have been disclosed to Seller. No representation or warranty of Purchaser contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to Seller pursuant to the provisions hereof, to the knowledge of Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information material to the Agreement and which is necessary to make the representations and warranties of Purchaser contained herein not misleading, to the knowledge of Purchaser, has been withheld from, or has not been delivered in writing to, Seller.

      6.9 Absence of Inducements; Confirmation. In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally. To Purchaser's knowledge, there are no Subject Loans listed on Exhibit A as of the date of this Agreement.

      6.10 Capital. Purchaser will have at the time of the Closing capital and cash sufficient to fulfill its obligations hereunder.

      6.11 Limitation of Warranties. Except as may be expressly represented or warranted by Purchaser in this Agreement, or in any document delivered pursuant hereto, Purchaser makes no representations or warranties whatsoever with regard to the transactions provided for in this Agreement.

                                    ARTICLE 7
                            COVENANTS OF THE PARTIES

      7.1 Activity in the Ordinary Course. From the date hereof, and until the Closing, Seller shall not without the prior consent of Purchaser (a) enter into any material transaction with respect to any of the Loans or make any material commitment with respect to any of the Loans except in the ordinary and usual course of business consistent with past practice, (b) sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any Loan, or (c) take any action that is intended or may reasonably be expected to result in any of Seller's representations and warranties set forth in this Agreement being or becoming untrue.

      7.2 Access and Confidentiality.

      (a) Between the date of this Agreement and the Closing, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access to the properties, books, records, contracts, documents, files (including loan files) and other information of or relating to the Loans. In addition, Seller will use reasonable efforts to arrange for Purchaser to have reasonable access to similar information held by third parties, if any, for or on Seller's behalf. Purchaser and Seller each have identified a selected group of their respective personnel that shall constitute a "transition group" who shall be available to Seller and Purchaser, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Purchaser's investigation of matters relating to the Loans.

      (b) Each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a bank regulatory authority is necessary or desirable or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel by other requirements of law or the applicable requirements of any regulatory agency, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other party (or, if required under a contract with a third party, such third party) furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities.

      7.3 Continuing Availability of Records. After the Closing, Seller will retain for such period as is legally required or otherwise agreed to by the parties all Records which have not been delivered to Purchaser at any time prior thereto. Seller shall deliver or make available to Purchaser any such Records that Purchaser may reasonably request.

      7.4 Further Assurances. Purchaser and Seller agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing. Purchaser shall prepare in such forms as may be reasonably acceptable to Seller, and each of Seller and Purchaser will execute, acknowledge and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the purposes and intent of this Agreement. On and after the Closing, each party will promptly deliver to the other all mail and other communications which are properly addressable or deliverable to the other as a consequence of the transactions pursuant to this Agreement; and without limitation of the foregoing, on and after the Closing Seller shall promptly forward any mail, communications or other material relating to the Loans transferred on the Closing to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing. The costs incurred by a party in performing its obligations to the other (x) under the third sentence of this Section 7.4 shall be borne by the initial recipient of such communication and (y) otherwise under this Section 7.4 shall be borne by Purchaser.

      7.5 Notices of Default. Seller and Purchaser shall each promptly give written notice to the other upon becoming aware of the impending or threatened occurrence of any event which could reasonably be expected to cause or constitute a breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.

                                    ARTICLE 8

                                      TAXES

      8.1 Sales and Transfer Taxes. All excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the purchase and sale contemplated by this Agreement shall be paid by the party against whom the tax is assessed. Each party shall indemnify and hold the other party harmless from and against any such taxes.

      8.2 Informational Reporting. Seller shall be responsible for preparing and delivering to loan customers Form 1098 Reports for matters arising prior to and including the Closing. Purchaser shall be responsible for preparing and delivering to loan customers Form 1098 Reports for matters arising after the Closing

                                    ARTICLE 9

                              CONDITIONS TO CLOSING

      9.1 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser, to the extent legally permitted, to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and as the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date); each of the covenants and agreements of Seller to be performed on or prior to the Closing, shall have been performed in all material respects; and Purchaser shall have received at the Closing a certificate to that effect dated as of the Closing and executed by the President or any Executive Vice President and the Chief Financial Officer of Seller.

      (b) Opinion of Seller's Counsel. Purchaser shall have received an opinion of Craig and Macauley Professional Corporation, counsel to Seller, or such other counsel reasonably satisfactory to Purchaser, with respect to the transactions contemplated by this Agreement, in form and substance as is customary in such types of transactions and is otherwise reasonably satisfactory to Purchaser and its counsel.

      9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller, to the extent legally permitted, the obligation of Seller to consummate the transactions contemplated by this Agreement, is conditioned upon fulfillment, at or before the Closing of each of the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true in all material respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date). Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects and Seller shall have received at the Closing a certificate to that effect dated as of the Closing and executed by the President or any Executive Vice President and the Chief Financial Officer of Purchaser.

      (b) Opinion of Purchaser's Counsel. Seller shall have received an opinion of Gallagher, Callahan & Gartrell, PC, counsel to Purchaser, or such other counsel reasonably satisfactory to Seller, with respect to the transactions contemplated by this Agreement, in form and substance as is customary in such types of transactions and is otherwise reasonably satisfactory to Seller and its counsel.

      9.3 Conditions to Obligations of Seller and Purchaser. Unless waived by both of the parties hereto in writing, to the extent legally permitted, the obligations of the Seller and Purchaser to consummate the transactions contemplated by this Agreement, are conditioned upon there being no litigation pending at the time of the Closing seeking to prohibit consummation of the transactions provided for in this Agreement.

                                   ARTICLE 10

                                CLOSING PROCEDURE

      10.1 Closing and Place; Notifications. The closing (the "Closing") will be handled in the manner agreed to by the parties not later than February 28, 2007 or such later date as may be mutually agreed by the parties ("Termination Date").

      10.2 Deliveries by Seller. At the Closing, Seller will deliver to Purchaser possession of the Loans, the Loan Documents and the Records and executed endorsements of notes (without recourse and without representation or warranty except as provided herein) and assignments of real property and other security instruments substantially in the form of a Bill of Sale, the form of an Assignment and the form of Power of Attorney attached hereto as Exhibit B.

      10.3 Deliveries by Purchaser. At the Closing, Purchaser will pay to Seller the amount set forth in Section 2.1 by wire or other means acceptable to Seller and deliver to Seller a receipt for the transfer of the Loan Documents and Records and an assumption of the obligations of the Loans arising after the Closing in the form attached hereto as Exhibit C.

      10.4 Filing. Promptly after the Closing, Purchaser shall file or record or cause to be filed or recorded, at its expense, any and all documents necessary to transfer to Purchaser, at the Closing, the full legal and equitable title and interest of Seller of Seller's security interests in mortgaged properties securing the Loans, free and clear of all Encumbrances.

                                   ARTICLE 11
                                   TERMINATION

      11.1 Termination. This Agreement may be terminated at any time on or prior to the Termination Date:

      (a) By the mutual consent of Purchaser and Seller;

      (b) By Seller or Purchaser, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within 30 days after written notice of such termination has been delivered to the breaching party; or

      (c) By Seller or Purchaser, in the event that Closing has not occurred by the Termination Date, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate.

      11.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 11.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except for (i) liability arising from Losses caused by a breach of Section 7.2(b) by either party. Notwithstanding the foregoing, if either party terminates this Agreement under Section 11.1(c) due to a willful breach of the other party to perform its obligations hereunder, the breaching party shall immediately pay the non-breaching party a penalty of $25,000 in cash or its equivalent.

                                   ARTICLE 12

                                 INDEMNIFICATION

      12.1 Indemnification.

      (a) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all Losses which Purchaser may suffer, incur or sustain arising out of or attributable to (i) any misrepresentation or any breach of any representation or warranty made by Seller pursuant to this Agreement, (ii) any breach of any agreement to be performed by Seller pursuant to this Agreement, and (iii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Seller or resulting from any transaction or event relating to the Loans occurring prior to the Closing.

      (b) Purchaser shall indemnify and hold harmless Seller from and against any and all Losses which Seller may suffer, incur or sustain arising out of (i) any misrepresentation or breach of any representation of warranty made by Purchaser pursuant to this Agreement, (ii) any breach of any agreement to be performed by Purchaser pursuant to this Agreement, (iii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Purchaser or resulting from any transaction or relating to the Loans and occurring after to the Closing.

      (c) To exercise its indemnification rights under this Section 12.1 as the result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in this Agreement, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); provided, however, that notice of original claim for indemnification under this Section 12.1 must be given prior to the expiration of six months from the Closing. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential conflicts of interests between them.

      (d) Notwithstanding any other provision hereof, an indemnifying party shall not be liable under this Section 12.1 for any Losses sustained by the indemnified party unless and until the aggregate amount of all such Losses sustained by the indemnified party shall exceed $25,000, in which event the indemnifying party shall be liable for all such Losses subject to the limit set forth herein below. An indemnifying party shall not be liable under this Section
12.1 for any settlement effected, without its consent, of any claim or liability or proceeding for which indemnity may be sought hereunder.

      (e) Any dispute or controversy arising under or in connection with this Agreement may, at either Seller's or Purchaser's option, be settled exclusively by arbitration in Nashua, New Hampshire in accordance with the rules of the American Arbitration Association then in effect and (with respect to the costs of the arbitration) at their joint expense. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

                                   ARTICLE 13
                                  MISCELLANEOUS

      13.1 Survival. The parties' respective representations and warranties contained in this Agreement shall survive until the six month anniversary of the Closing and thereafter neither party may claim any damage for breach thereof.

      13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party hereunder may be assigned by either of the parties hereto without the prior written consent of the other party.

      13.3 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      13.4 Public Notice. Except as provided otherwise herein, neither party hereto will issue, release or make any statement or communication in connection with or related to the transactions contemplated hereby which will or is likely to become public or available to the obligors under the Loans, except with the prior written approval of the other party hereto, which shall not be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing, the parties will be permitted to make any public disclosures or governmental filings as legal counsel may deem necessary or appropriate/convenient to maintain compliance with or to prevent violations of applicable federal or state laws or regulations. Each of the parties will consent with the other as to the form and content of any press release or other public disclosure of matters related to this Agreement or the transaction. Any such disclosure shall be transmitted to the other party and its counsel prior to its publication. Seller and Purchaser shall cooperate to prepare and Seller shall send an announcement of this transaction to the Loan customers promptly following the Closing. Purchaser may contact Loan customers immediately following the Closing to the extent necessary to provide them with welcome packages and related materials.

      13.5 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address first indicated above, or, as to each part at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

      13.6 Incorporation. All exhibits attached hereto and to which reference is made herein are incorporated by reference as if fully set forth herein.

      13.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Hampshire (excluding its choice of law rules).

      13.8 Entire Agreement. This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of the confidentiality agreement between the parties hereto dated October 20, 2006, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest

      13.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      13.10 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

      13.11 Waiver. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

      13.12 Expenses. Each party shall bear and pay all costs and expenses which it incurs, or which may be incurred on its behalf in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

      13.13 Third Party Beneficiaries. The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

      13.14 Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be adjudged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement, unless such adjudication shall result in a Material Adverse Effect on either of the parties.

      13.15 Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agreed not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.


                           (signature page to follow)

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the date first above written.

                     THE FIRST NATIONAL BANK OF IPSWICH


                     By: /s/ Russell G. Cole
                         --------------------------------------------
                         Name: Russell G. Cole
                         Title: President and Chief Executive Officer


                     SOUTHERN NEW HAMPSHIRE
                     BANK AND TRUST COMPANY


                     By: /s/ William E. Stone
                         --------------------------------------------
                         Name: William E. Stone
                         Title: President

                                LIST OF EXHIBITS

Exhibit A.   Loans

Exhibit B.   Form of Bill of Sale
             Form of Assignment to be Recorded in Registries
             Form of Limited Power of Attorney

Exhibit C.   Form of Receipt and Assumption Agreement